Exhibit 10.22

July 29, 2019

Amir Aghdaei
c/o DH Dental Employment Services LLC

Dear Amir:
As you are aware, Danaher Corporation (“Danaher”) has announced that its Dental business will become a publicly traded company by way of an initial public offering (the “Dental IPO”), and we anticipate the Dental IPO will be completed in late 2019.
In anticipation of the Dental IPO, the following offer letter sets forth the terms and conditions of your continued employment with DH Dental Employment Services LLC (the “Company”), that will take effect upon the closing of the Dental IPO (the “Closing”). Upon the Closing, the Company, along with other Danaher Dental operating companies, will be organized as one business, Envista Holdings Corporation (“Envista”).
Your position with the Company will be Chief Executive Officer, Envista, based in Brea, California, reporting to the Envista Board of Directors, subject to periodic review.
The effective date of the terms herein will be the date of the Closing (the “Effective Date”). The Company will continue to recognize September 29, 2008, as your recognized date of service for benefits eligibility purposes, except where doing so would result in a duplication of benefits.
Base Salary: Your base salary will be paid at the annual rate of $1,100,000, subject to periodic review, and payable in accordance with the Company’s usual payroll practices.
Benefits: You will continue to be eligible to participate in any associate benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular employees generally, subject to satisfying any applicable eligibility requirements. You will continue to be eligible to participate in our comprehensive health and other insurance benefits. You will continue to be eligible to participate in our 401(k) retirement plan subject to the applicable plan.
Incentive Compensation: You are eligible to participate in the Incentive Compensation Plan (“ICP”) with a target bonus of 125% of your annual base salary, subject to periodic review. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year. You will be paid your full 2019 bonus under the ICP by the Company in the normal course.
Vacation / Paid Time Off: You will continue to be able to use your accrued and unused vacation/paid time off you had with the Company prior to the Closing, and you will continue to be eligible for annual vacation / paid time off benefits pursuant to the Company’s vacation /paid time off policy after the Closing.
Stock Options and RSUs:
A recommendation will be made to the Compensation Committee of Envista’s Board of Directors to grant you a one-time special equity award at its first regularly scheduled meeting at which equity awards are considered following the Closing. The target award value of this one-time special equity grant would be $3,100,000.
At the time annual equity compensation awards are considered by the Compensation Committee of Envista’s Board of Directors in 2020, a recommendation will be made to the Compensation Committee of Envista’s Board of Directors to grant you an equity award as part of Envista’s annual equity compensation program for 2020. The target award value of this annual grant would be $4,500,000. You will be eligible annually for an equity award under Envista’s equity compensation program.
The target award value of any grant(s) will be split evenly between stock options and restricted stock units (“RSUs”). Any equity awards would vest 20% on each of the first five anniversaries of the grant date, and will be solely governed by the terms and conditions set forth in Envista’s applicable stock plan and in the particular form of award agreement required to be signed with respect to each award.
Envista cannot guarantee that any RSUs or stock options granted to you will ultimately have any particular value or any value.
Supplemental Retirement/Deferred Compensation Benefit: You will be eligible to participate in Envista’s executive supplemental retirement/deferred compensation program. This program is a non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or ICP bonus or both). The terms of this program closely mirror those of the Company’s qualified 401(k) plan. Vesting requirements and your participation in the program are subject to all of the terms and conditions set forth in the plan. Additional information on the program will be provided to you.
At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will continue to be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.
Conditions of Employment Offer: This offer of employment is expressly conditioned upon your execution and return of the enclosed Agreement Regarding Competition and the Protection of Proprietary Interests no later than the date stated in the acknowledgment below.
We look forward to the opportunity to continue working with you as we pursue our very aggressive goals.

Sincerely yours,

/s/ Curt Bludworth
Curt Bludworth
VP, HR, Dental Platform

Acknowledgement

Please acknowledge that you have read, understood and accept this offer of at will employment by signing and returning it to me, along with the above-referenced signed Agreement Regarding Competition and the Protection of Proprietary Interests no later than July 30, 2019.

/s/ Amir Aghdaei
Amir Aghdaei

Date: July 29, 2019